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NEWS                                              THOMAS & BETTS CORPORATION
                                                  8155 T&B Boulevard
                                                  Memphis, TN 38125
                                                  (901) 252-5962

                                                           [THOMAS & BETTS LOGO]
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FOR IMMEDIATE RELEASE                   CONTACT:  Tricia Bergeron
                                                  (901) 252-8266
                                             TRICIA_BERGERON@TNB.COM

               THOMAS & BETTS BOARD ELECTS KEVIN DUNNIGAN CHAIRMAN
                          AND CHIEF EXECUTIVE OFFICER

                             Clyde R. Moore Resigns
    Company Postpones Release of Second Quarter 2000 Earnings Until Filing of
                                   Form 10-Q
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MEMPHIS, TENN. (AUGUST 9, 2000) - The Board of Directors of Thomas & Betts
Corporation (NYSE:TNB) today announced that it has elected T. Kevin Dunnigan chairman and chief executive officer. Dunnigan replaces Clyde R. Moore, who resigned today. The appointment is effective immediately. Dunnigan is currently a director of the company and previously served as the company's chairman from 1992 to May, 2000, its CEO from 1985 to 1997, its chief operating officer from 1980 to 1985, and in a variety of management positions from 1974 to 1985.

     Dunnigan, 62, serves on the board of directors of C. R. Bard, Inc. and PROMACH, Inc. He is a graduate of Loyola University of Montreal, Quebec.

     "Thomas & Betts has a legacy of leadership in electrical and communications markets," said Dunnigan. "Unfortunately, we have faced significant challenges over the past couple of years which led to disappointing financial results. We are in the process of aggressively addressing the key issues facing the company."

     "Fundamentally, we have great people, great products, and, I believe, great prospects," Dunnigan continued. "The changes we have announced today are in the best interests of our shareholders, customers and employees and will move the company forward."

     The company also announced that it would report second quarter 2000 earnings in conjunction with the company's filing of the second quarter Form 10-Q. This is in lieu of the company's originally scheduled release date of August 10, 2000.

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     On June 19, Thomas & Betts said that it expects second quarter earnings to be significantly below the current analyst consensus of $.74 per share, excluding an anticipated gain on the sale of the company's electronics OEM business. At that time, the company also said that it was in the process of reviewing and enhancing controls to address issues in accounts receivables, inventory, and other functions.

     Thomas & Betts is one of the world's leading designer and manufacturer of electrical connectors and components for worldwide electrical and electronic markets. Headquartered in Memphis, Tenn., the company has manufacturing, distribution, and office facilities worldwide. In 1999, Thomas & Betts reported sales of $2.52 billion and diluted earnings per share of $2.56.

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THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO MANY
    UNCERTAINTIES IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT. SUCH UNCERTAINTIES, WHICH ARE DISCUSSED FURTHER IN THE COMPANY'S QUARTERLY FILINGS
   WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CAUSE THE ACTUAL RESULTS
        OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS
            EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.
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